                                                                    EXHIBIT 11.1


                               GC COMPANIES, INC.

                                OCTOBER 31, 2000

                              EXHIBIT TO FORM 10-K


Computation of weighted average number of shares outstanding used in determining basic and diluted earnings (loss) per share:

                                                          Year Ended October 31,
(In thousands)                                     2000              1999            1998
                                                   ----             ----             ----
BASIC

1.       Weighted average number of
         common shares outstanding                7,750             7,715            7,710
                                                  =====             =====            =====


DILUTED (A)

1.       Weighted average number of
         common shares outstanding                7,750             7,715            7,710

2.       Diluted effect of shares issuable
         on exercise of stock options, net
         of shares assumed to be purchased
         out of proceeds of market price              -                 -                -
                                                  -----             -----             -----

3.       Weighted average number of shares
         used in diluted per share
         computations                             7,750             7,715             7,710
                                                  =====             =====             =====


(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083.